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                                                                    Exhibit 99.2

       Press Release of Amcast Industrial Corporation dated August 4,2005


AMCAST
INDUSTRIAL CORPORATION

NEWS RELEASE

FOR IMMEDIATE RELEASE

                                       CONTACT: JEFF MCWILLIAMS (937) 291-7036


             AMCAST INDUSTRIAL CORPORATION SUCCESSFULLY REORGANIZES

      EMERGES FROM CHAPTER 11; CONVERTS PRE-PETITION DEBT TO COMBINATION OF
        SENIOR AND SUBORDINATED DEBT AND EQUITY; CLOSES ON $20 MILLION OF
                 NEW FINANCING; FOCUSES ON AUTOMOTIVE OPERATIONS


DAYTON, Ohio - August 4, 2005 - Amcast Industrial Corporation announced today that it has successfully emerged from Chapter 11 of the U.S. Bankruptcy Code. Amcast filed for Chapter 11 on November 30, 2004 in the bankruptcy court in Dayton, Ohio and subsequently filed a Plan of Reorganization and Disclosure Statement. The company's secured and unsecured creditors overwhelmingly voted in favor of the plan, and it was confirmed by the court on July 29, 2005.

Under the terms of the plan, Amcast's pre-petition senior lenders put in place a long-term capital structure by exchanging their former holdings of Amcast senior secured debt for $13 million in senior secured debt and $51 million in secured subordinated debt, with the remainder in equity. As a consequence, these institutions now own all of the company's common stock and equity. In addition, a group of the pre-petition lenders have committed to lend the reorganized Amcast up to $20 million pursuant to a new revolving credit agreement with customary terms and conditions. The lender's legal and bankruptcy counsel in this restructuring transaction is Haynes

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and Boone, LLP. Barrier Advisors, LP serves as financial and turnaround advisor to the lenders. "We are pleased to have this type of strategic commitment to our company from the lenders," said Byron Pond, Amcast's former chairman and CEO. "They have worked with us throughout the reorganization and understand our business thoroughly; the entire management team appreciates the support received from them and our other constituents, including our suppliers, customers and employees." Amcast is very pleased that Mr. Pond's leadership and contribution will continue in his ongoing role as a member of the company's newly formed board of directors.

During the case, Amcast divested its remaining non-automotive businesses and intends to focus on the continued successful penetration of its global customer base from three plants in Indiana: Fremont, Gas City and Franklin. The reorganization also provided the opportunity to downsize corporate overhead while positioning the company to more efficiently and strategically focus on its customers and the marketplace. Amcast will maintain its substantial marketing and engineering presence in the Detroit area.

"We believe this is good news for us and for our customers," Pond continued. "We have addressed the balance sheet issues that led to the decision to reorganize and can now make the necessary investments to ensure our future success. We have some exciting new technologies under development and look forward to sharing them with the market. We are also increasing our marketing presence among both North American and transplant manufacturers. We envision substantial growth in the wheel and aluminum component sectors, facilitated by a more appropriate capital structure and ample liquidity."


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Pond noted that during the restructuring process Amcast fulfilled all of its supply obligations to its customers and continued to be awarded new business. Amcast's largest customer, General Motors, also renewed its agreements with the company. "We will continue our commitment to provide the highest quality product and service that our customers have come to expect, and intensify our efforts to run a lean and responsive business," Pond said.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its only business segment is Engineered Components for automotive OE manufacturers.

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